Exhibit 5.1

April 12, 2006

Acusphere, Inc.

500 Arsenal Street

Watertown, MA  02472

Dear Sir or Madam:

We have acted as counsel to Acusphere, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of warrants (the “Warrants”) to purchase 1,731,600 shares of the Company’s common ctock, par value $0.01 per share (the “Common Stock”), under that certain Registration Statement (File No. 333-123854), filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 5, 2005 (the “Registration Statement”), as amended, and the Company’s prospectus supplement filed with the Commission on April 7, 2006 (the “Prospectus”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates and other inquiries of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on and subject to the foregoing, we are of the opinion that:

1.               The shares of the Company’s Common Stock issuable upon exercise of the Warrants, have been duly authorized and, when and if issued upon valid exercise of the Warrants in accordance with the provisions of the Warrants will be validly issued, fully paid and non-assessable.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP